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                         EXHIBIT 21.1

                    Subsidiaries of the Company

Neuberger & Berman, LLC
Neuberger & Berman Management Incorporated
Neuberger & Berman Trust Company
Neuberger & Berman Trust Company of Delaware
Neuberger & Berman Agency, Inc.